Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

ARCHROCK SERVICES, L.P.

as Seller

and

HARVEST FOUR CORNERS, LLC

as Buyer

ARTICLE VI BUYER REPRESENTATIONS AND WARRANTIES		14

6.1	Organization; Existence	14
6.2	Authorization	14
6.3	No Conflicts	15
6.4	Bankruptcy	15
6.5	Brokers’ Fees	15
6.6	Claims and Litigation	15
6.7	Consents	15
6.8	Financing	15
6.9	Independent Evaluation	16

ARTICLE VII CERTAIN AGREEMENTS		16

7.1	Conduct of Business	16
7.2	[Reserved]	18
7.3	Permits	18
7.4	Non-Solicitation of Employees	18
7.5	[Reserved]	18
7.6	Enforcement of Third Party Warranties, Guarantees and Indemnities	18
7.7	Commercially Reasonable Efforts	18
7.8	[Reserved]	19
7.9	Employees	19
7.10	Publicity	21
7.11	Seller Marks; Change of Name	22
7.12	Insurance	22
7.13	Bulk Transfer Laws	22
7.14	Amendment of Schedules and Exhibits	22
7.15	Assistance	22
7.16	Wrong Pocket	23
7.17	Casualty	23

ARTICLE VIII BUYER’S CONDITIONS TO CLOSING		24

8.1	Representations	24
8.2	Performance	25
8.3	Certificate	25
8.4	No Legal Proceedings	25
8.5	Closing Deliverables	25
8.6	Waiting Period	25
8.7	Elite Purchase Agreement	25

ARTICLE IX SELLER’S CONDITIONS TO CLOSING		25

9.1	Representations	25
9.2	Performance	26
9.3	Certificate	26
9.4	No Legal Proceedings	26
9.5	Closing Deliverables	26
9.6	Waiting Period	26
9.7	Elite Purchase Agreement	26

ARTICLE X CLOSING		26

10.1	Date of Closing	26
10.2	Place of Closing	26
10.3	Closing Obligations	26
10.4	Records	27

ARTICLE XI ASSUMPTION; INDEMNIFICATION; SURVIVAL		27

11.1	Assumption by Buyer	27
11.2	Indemnities of Seller	28
11.3	Indemnities of Buyer	28
11.4	Limitation on Liability	29
11.5	Exclusive Remedy	29
11.6	Indemnification Procedures	30
11.7	Survival	31
11.8	No Setoff	32
11.9	No Duplication	32
11.10	Non-Compensatory Damages	32
11.11	Express Negligence	33
11.12	Tax Treatment of Indemnification Payments	33
11.13	Indemnification Net of Insurance Proceeds	33

ARTICLE XII TERMINATION, DEFAULT AND REMEDIES		33

12.1	Right of Termination	33
12.2	Effect of Termination	34
12.3	Return of Documentation and Confidentiality	34

ARTICLE XIII MISCELLANEOUS		34

13.1	Appendices, Exhibits and Schedules	34
13.2	Expenses and Taxes	34
13.3	Assignment	35
13.4	Preparation of Agreement	35
13.5	Notices	35
13.6	Further Cooperation	37
13.7	Filings, Notices and Certain Governmental Approvals	37
13.8	Entire Agreement; Conflicts	37
13.9	Successors and Permitted Assigns	38
13.10	Parties in Interest	38
13.11	Amendment	38
13.12	Waiver; Rights Cumulative	38
13.13	Governing Law; Jurisdiction; Venue; Jury Waiver	38
13.14	Severability	38
13.15	Counterparts	39
13.16	Specific Performance	39
13.17	Non-Recourse	39
13.18	Business Days	39

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	—	Definitions

Exhibits

Exhibit A-1	—	Compression Units
Exhibit A-2	—	Vehicles and Vehicle Equipment
Exhibit A-3	—	Inventory
Exhibit B	—	Form of Assignment and Bill of Sale

Schedules

Schedule 2.1(b)		Acquired Permits
Schedule 5.3	—	No Conflicts
Schedule 5.6(a)	—	Claims
Schedule 5.6(b)	—	Litigation
Schedule 5.7	—	Violation of Laws
Schedule 5.8	—	Defaults Affecting W/I Rights
Schedule 5.9	—	Consents
Schedule 5.10	—	Taxes
Schedule 5.11(a)	—	Environmental Orders and Enforcement Actions
Schedule 5.11(b)	—	Environmental Laws
Schedule 5.13(a)	—	Employee Benefits
Schedule 5.14(a)	—	Business Employees
Schedule 5.15(a)	—	Title
Schedule 5.16	—	Absence of Changes
Schedule 5.17	—	Credit Support
Schedule 5.18	—	Insurance
Schedule 7.1	—	Conduct of Business

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 23rd day of June, 2019 (the “Execution Date”), by and between Archrock Services, L.P., a Delaware limited partnership (“Seller”) and Harvest Four Corners, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

Recitals

Seller holds the Assets for the provision of compression services to Buyer;

Upon the terms and subject to the conditions of this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, the Assets (the “Sale”); and

The Sale will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms.  Capitalized terms used herein and not otherwise defined will have the meanings given such terms in Appendix I.

1.2                               References and Rules of Construction.  All references in this Agreement to Exhibits, Appendixes, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendixes, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” will be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning commonly applied to it in accordance with GAAP.  Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to any Law or agreement means such Law or agreement as it may be amended from time to time.  For the avoidance of doubt, the Elite Purchase Agreement shall not constitute a Transaction Document and the transactions contemplated thereby shall not be deemed a transaction contemplated by this Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. The dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

ARTICLE II
ASSET ACQUISITION

2.1                               Asset Acquisition.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase and acquire from Seller the following interests and properties, excluding the Excluded Assets (such interests and properties described in this Section 2.1, other than the Excluded Assets, collectively, the “Assets”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances:

(a)                            the compression equipment set forth on Exhibit A-1 together with any equipment or fixtures that are connected or used primarily in connection therewith (the “Compression Units”);

(b)                            Seller’s right, title and interest in all Permits held by Seller to the extent related to the Assets and set forth on Schedule 2.1(b), but only to the extent such Permits may be transferred, reissued, or reassigned under applicable Law (the “Acquired Permits”);

(c)                             Seller’s right, title and interest in and to all product warranties, indemnities and similar contract rights in favor of Seller to the extent (and only to the extent) relating to the Assets (the “W/I Rights”);

(d)                            the trucks, trailers and other vehicles set forth on Exhibit A-2 (the “Vehicles”), together with all tools, equipment and accessories thereon or therein as of the Execution Date, including the equipment set forth on Exhibit A-2 (the “Vehicle Equipment”);

(e)                             Seller’s right, title and interest in all inventory, parts, and supplies, in each case that is primarily used or primarily held for use by Seller in connection with the Compression Units and which is set forth on Exhibit A-3 (the “Inventory”);

(f)                              Seller’s right, title and interest in and to all rights, claims and causes of action to the extent (and only to the extent) attributable to the Assets, but only to the extent assignable and primarily relating to the Assumed Obligations; and

(g)                             to the extent (and only to the extent) relating to the Assets described above, copies in digital form, of overhaul, run-time, through-put and maintenance records, employee records (but only those concerning Transferred Employees), Tax records (other than income Tax records of Seller), correspondence, data, files, records (including all environmental, health or safety records), documents, financial statements, and all other books and records, in each case, to the extent in Seller’s possession or control (collectively, but excluding any of the foregoing items to the extent constituting an Excluded Asset, the “Records”).

2.2                               Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Seller will reserve and retain all of the Excluded Assets and, for the avoidance of doubt, the Assets shall not include the Excluded Assets.

ARTICLE III
CONSIDERATION

3.1                               Consideration.  The consideration for the transfer by Seller of the Assets to Buyer, the transactions contemplated hereby and the assumption of the Assumed Obligations by Buyer will be an amount equal to $30,000,000 (the “Purchase Price”) to be paid in cash by Buyer (as adjusted pursuant to Section 3.2 and Section 7.17) by wire transfer in immediately available funds at Closing as provided for in this Agreement.

3.2                               Adjustments to Purchase Price.  The Purchase Price will be adjusted as follows (and the resulting amount will be herein called the “Adjusted Purchase Price”).

(a)                            The Purchase Price will be adjusted downward by the Inventory Amount (if any);

(b)                            In addition to the adjustments set forth in Section 3.2(a), the Purchase Price will be deemed adjusted following Closing pursuant to Section 11.12; provided, however, that no such deemed adjustment shall result in any duplication of recovery by either Party.

3.3                               Inventory True-Up.  Following the Execution Date, Buyer will use its commercially reasonable efforts to complete an audit of the Inventory set forth on Exhibit A-3 (the “Inventory Audit”).  Buyer will work with Seller to determine the exact dates and times the Inventory Audit will take place and permit Seller to have one or more of its representatives present during such Inventory Audit.  At least five Business Days prior to Closing, Buyer will deliver a notice to Seller setting forth (i) a list of Inventory (if any) that was defective or not accounted for in the Inventory Audit (the “Missing Inventory”) and (ii) the amount by which the aggregate Scheduled Value of the Missing Inventory exceeds $10,000 (such excess amount, the “Inventory Amount”).  Until one Business Day prior to Closing, Seller shall have the right, but not the obligation, subject to Buyer’s written consent (which shall not be unreasonably withheld), to replace any of the Missing Inventory with inventory of like kind and similar quality (whether brand new, refurbished or rebuilt), subject to Buyer’s reasonable satisfaction, and to provide written notice to Buyer of the aggregate Scheduled Value of such replacement Inventory and the related adjustment to the Inventory Amount.  Buyer shall have the right to inspect any such replacement Inventory.  After such replacement, the replacement item shall be “Inventory” and “Assets” for all purposes of this Agreement and shall be excluded from the “Inventory Amount”.  After the Execution Date until Closing, Seller will afford Buyer and its representatives reasonable access to conduct the Inventory Audit and inspection of replacement Inventory as contemplated by this Section 3.3, and, if requested by Buyer, a reasonable opportunity to verify the continued existence of the Inventory on the Closing Date or date prior thereto.

3.4                               [Reserved]

3.5                               Allocation.  Within 60 days after the Closing, Buyer shall prepare and deliver to Seller a draft statement (the “Allocation Statement”) setting forth its proposed allocation of the Purchase Price and other items treated as consideration for U.S. federal income Tax purposes (the “Tax Consideration”) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Seller may dispute any amounts reflected on the Allocation Statement by providing written notice to Buyer of the disputed items, and setting forth in reasonable detail the basis of such dispute, within 30 days following receipt of the Allocation Statement.  If Seller timely disputes any portion of the Allocation Statement and Buyer and Seller are unable to resolve such dispute(s) through good faith negotiations within 30 days following Buyer’s receipt of Seller’s dispute notice, a determination with respect to all remaining dispute(s) shall be made by the Accounting Arbitrator, whose decision shall be final and binding upon the Parties and whose costs shall be borne equally by Buyer and Seller.  Buyer and Seller shall allocate and report any adjustments to the Tax Consideration in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustment shall become part of the Allocation Statement.  Buyer and Seller further agree that they will report, and cause their respective Affiliates to report, the allocation of the Tax Consideration among the Assets in a manner consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation and the filing of any Tax Return (including filing Form 8594 with their respective U.S. federal income Tax Returns) and in the course of any Tax audit or Tax review relating thereto unless otherwise required by a “determination” as defined in Section 1313 of the Code; provided, however, that neither Seller nor Buyer will be obligated to litigate any challenge to such allocation of the Tax Consideration by any Governmental Authority.

3.6                               Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer shall notify Seller of any amounts otherwise payable to Seller that it intends to deduct and withhold at least two Business Days prior to the due date for any relevant payment other than withholdings required as a result of Seller’s failure to comply with Section 10.3(a)(iv). The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding. To the extent that amounts are so withheld and properly remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV
DISCLAIMERS

4.1                               [Reserved]

4.2                               Confidentiality.  Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, Confidential Information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.2 shall nonetheless continue in full force and effect.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold in confidence and not use (except for purposes of the transactions contemplated by this Agreement) any and all information, whether written or oral, concerning or otherwise related to the Assets, except to the extent that such information (a) is generally available to and known by the public; or (b) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing (which notification shall include the nature of the legal requirement and the extent of the required disclosure) and shall reasonably cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law and shall, subject to such cooperation, disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed.

4.3                               Disclaimers.

(a)                            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AS TO THE ASSETS, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE XI) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).

(b)                            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (III) ANY ESTIMATES OF THE AMOUNT OF THE ASSUMED OBLIGATIONS OR FUTURE LIABILITIES OR OBLIGATIONS ARISING FROM THE ASSUMED OBLIGATIONS, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (V) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR ASSUMED OBLIGATIONS, (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (VII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS WITH RESPECT TO ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF

CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO SUCH EXCEPTIONS ABOVE, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE PRIOR TO CLOSING) SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                             EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V OR THE CORRESPONDING REPRESENTATION SET FORTH IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, SELLER HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  EXCEPT WITH RESPECT TO BUYER’S AND ITS AFFILIATES’ REMEDIES FOR ANY BREACH OF ARTICLE V OR THE CORRESPONDING REPRESENTATION SET FORTH IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3 OR BUYER’S RIGHTS TO INDEMNITY UNDER ARTICLE XI, BUYER WILL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE PRIOR TO CLOSING) SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)                            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY SELLER OR ANY OTHER PERSON AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY SELLER OR ANY OTHER PERSON.

(e)                             SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE CONSPICUOUS DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered schedules with respect to this Article V, including any documents attached to or incorporated by reference in such disclosure schedules

(the schedules referenced in this Article V together with the disclosure schedules referenced in Article VI, the “Disclosure Schedules”), Seller represents and warrants to Buyer as of the date hereof and, if Closing occurs, as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows:

5.1                               Organization, Existence.  Seller is a Delaware limited partnership duly formed and validly existing under the laws of the State of Delaware.  Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business in each jurisdiction in which such qualification is required by Law, except where such failure to be in good standing or so qualified, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.2                               Authorization.  Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement has been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary action on the part of Seller.  This Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, creditors’ rights and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3                               No Conflicts.  Except as set forth on Schedule 5.3 and except for filings required under, and compliance with other applicable requirements of, the HSR Act, and (solely with respect to the representation and warranty made as of the date hereof) assuming the receipt of all Consents, the execution, delivery and performance by Seller of this Agreement and each Transaction Document to which Seller is or will be a party and the consummation of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller; (b) result in a default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation, loss of a material benefit under or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance on any of the Assets under any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture or other instrument to which Seller is a party or by which Seller or any of the Assets may be subject or bound, or (c) violate any Law applicable to Seller or any of the Assets, except in the case of subsection (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.4                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller and Seller is not insolvent or generally not paying its debts when they become due.  Immediately after the consummation of the Closing, Seller (a) will be able to pay their debts as they mature, and (b) will be solvent.

5.5                               Brokers’ Fees.  Neither Seller nor any of its Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer will have any responsibility.

5.6                               Claims and Litigation.  Except as set forth on Schedule 5.6(a), Seller has not received any written claim from a Third Party claiming any strict liability, tort, violation of any Law or any investigation (in each case) with respect to the ownership or operation of the Assets that could result in any material Liability of the owner or operator of the Assets.  Except as set forth in Schedule 5.6(b), there are no lawsuits, actions, administrative or arbitration proceedings or litigation that could result in any material Liability of the owner or operator of the Assets by any Person by or before any Governmental Authority or arbitrator, pending or, to Seller’s Knowledge, threatened in writing against Seller related to the ownership or operation of the Assets.

5.7                               No Violation of Laws.  Except as set forth on Schedule 5.7, the Assets have been owned and, with respect to those Assets operated by Seller, operated, (in each case) in compliance with all applicable Laws, in each case, except where such failures to be in compliance, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.8                               W/I Rights.  Except as set forth on Schedule 5.8, (i) there exists no default under any Contract (in each case) in any material respect by Seller or, to Seller’s Knowledge, by the applicable counterparty, and (ii) no event has occurred that with notice or lapse of time or both would constitute a default under any Contract by the applicable Seller or, to Seller’s Knowledge, by the applicable counterparty, in each case, except for any defaults that, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect or impair the benefit of the W/I Rights.

5.9                               Consents.  Except (i) for Customary Post-Closing Consents, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iii) as set forth on Schedule 5.9, there are no material authorizations, notifications, consents to assignments, prohibitions on assignments or requirements to obtain consents from any Third Party or Affiliate of Seller that are required to be obtained or made by or with respect to Seller in connection with the transfer of the Assets, or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Seller or any of its Affiliates (each, a “Consent”).

5.10                        Taxes.  Except as set forth on Schedule 5.10:

(a)                            all material Tax Returns required to be filed (taking into account any applicable extensions) with respect to Asset Taxes have been timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects;

(b)                            all material Asset Taxes (whether or not shown on any Tax Return) that are or have become due and payable have been timely paid and Seller is not delinquent in the payment of any such Taxes;

(c)                             Seller has withheld or deducted all material Taxes from payments to customers, employees, creditors, independent contractors, equity holders or other Persons required to be so withheld or deducted with respect to the Assets, and have timely paid over such Taxes to the appropriate Governmental Authority to the extent due and payable;

(d)                            there are no Encumbrances relating to Taxes on any of the Assets other than Permitted Encumbrances;

(e)                             there is no investigation, suit, action, audit or examination currently in progress or pending by any Governmental Authority in connection with any Asset Tax and, to Seller’s Knowledge, no such investigation, suit, action, audit or examination has been threatened in writing by any Governmental Authority;

(f)                              no unresolved claim for the assessment or collection of Asset Taxes has been asserted in writing by any Governmental Authority against the Seller;

(g)                             there are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Asset Tax or the filing of any Tax Return related to Asset Taxes (other than automatic extensions);

(h)                            no unresolved written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Assets that Seller may be subject to taxation in that jurisdiction with respect to the Assets;

(i)                                All Assets have been properly reflected on the tax rolls of the Governmental Authority in each jurisdiction in which such Assets are subject to Tax;

(j)                               Seller has collected and retained all exemption certificates or similar documents required to be maintained with respect to transactions for which customers claimed exemptions from transactional Taxes, including sales and use Taxes, related to the Assets; and

(k)                            Seller has provided or made available to Buyer all documentation relating to, and are in compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority with respect to the Assets and the consummation of the transactions contemplated by this Agreement will not have any material or adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(l)                                For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Buyer acknowledges and agrees that the representations and warranties in Section 5.10 are the Seller’s exclusive representations and warranties in respect of Taxes.

5.11                        Environmental.

(a)                            Except as set forth on Schedule 5.11(a), (i)  Seller is not a party (directly or as successor in interest) to, or subject to, any material agreement with, or material consent, order, decree or judgment of, any Governmental Authority with respect to the Assets that (A) is in existence as of the date of this Agreement, and (B) is based on any Environmental Laws, (ii) there are no actions, suits proceedings or enforcement actions pending or, to Seller’s Knowledge, threatened in writing by any Governmental Authority or other Person alleging that Seller is legally responsible for any material violations of, or material Liabilities under, Environmental Law arising out of or related to the ownership or operation of the Assets, and (iii) to Seller’s Knowledge, Seller is not otherwise legally responsible for any material violations of Environmental Law arising out of or related to the ownership or operation of the Assets.

(b)                            Except as set forth on Schedule 5.11(b), the ownership and operation of the Assets by Seller and, to Seller’s Knowledge, by any Third Party, has been in compliance in all material respects with applicable Environmental Laws and applicable Permits issued pursuant thereto (in each case).  Except as set forth on Schedule 5.11(b), Seller possesses all material Permits required to be obtained by Seller from any Governmental Authority under applicable Environmental Laws with respect to the Assets.  Except as set forth on Schedule 5.11(b), Seller has not received written notice from any Person alleging that (i) Seller is not in compliance in all material respects with all Environmental Laws or any applicable Permits issued pursuant thereto (in each case) with respect to the ownership or operation of the Assets, or (ii) Seller is otherwise legally responsible for any material Release of Hazardous Materials or has material Liability under Environmental Law related to the ownership or operation of the Assets.

(c)                             Seller, with respect to ownership or operation of the Assets, has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Materials, in each case in a manner resulting in or as could result in, material Liability (contingent or otherwise) of Seller under applicable Environmental Laws.

(d)                            Seller, with respect to the ownership or operation of the Assets, has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material liability (contingent or otherwise) of any other Person under Environmental Laws.

(e)                             Seller has made available to the Buyer all material, non-privileged environmental reports, audits, assessments and any other documents materially bearing upon environmental health or safety matters relating to the Assets, or any of their facilities or operations, in each case to the extent prepared in the past three years that are in their reasonable possession.

(f)                              Notwithstanding any other provision of this Article V to the contrary, this Section 5.11 and Sections 5.3, 5.9, 5.16 and 5.18 contain the sole and exclusive representations and warranties of Seller concerning matters with respect to Environmental Laws, applicable Permits issued pursuant thereto, and Hazardous Materials.

5.12                        Permits.  Seller possesses all material Permits required to be obtained by Seller from any Governmental Authority with respect to the Assets, and there are no uncured material violations of the terms and provisions of such Permits by Seller.  With respect to each such Permit, Seller has not received written notice from any Governmental Authority of any material violation of any such Permit by Seller that remains uncured.

5.13                        Employee Benefit Matters.

(a)                            Schedule 5.13(a) sets forth a true and complete list of each Employee Benefit Plan.

(b)                            With respect to each Employee Benefit Plan, Seller has made available to Buyer true and complete copies, as applicable, of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents and all amendments thereto and (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter.

(c)                             No Employee Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has any Liability or obligation (contingent or otherwise) to, (i) a “multiple employer plan” as defined in Section 413(c) of the Code, or (ii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(d)                            Except as would not result in any current or contingent Liability to Buyer or any of its Affiliates following the Closing, no Employee Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has at any time sponsored, maintained, participated in, contributed to, or had any Liability or obligation (contingent or otherwise) with respect to (i) a pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, or (ii) a multiemployer plan, within the meaning of Section 3(37) of ERISA.  With respect to the Assets, neither Seller nor any of its ERISA Affiliates has engaged in or has been a party to a transaction described in Section 4069 or Section 4212(c) of ERISA.

(e)                             Except as would not result in any current or contingent Liability to Buyer or any of its Affiliates following the Closing, each Employee Benefit Plan has been established, operated and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(f)                              Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is entitled to rely on a favorable opinion or determination letter, as applicable, and to Seller’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect such qualification.

(g)                             Except as would not result in any current or contingent Liability to Buyer or any of its Affiliates following the Closing, no Employee Benefit Plan provides, and neither Seller nor any of its Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Business Employee or other current or former service provider to the Business or dependent or beneficiary thereof: medical, accident, disability, life insurance, death or welfare benefits, except to the extent required by the applicable requirements of COBRA and any similar state law.

5.14                        Labor Matters.

(a)                            Schedule 5.14(a) sets forth a true and complete list of all Business Employees as of the Execution Date, including each individual’s name, position, hire date, accrued vacation and paid-time-off (“Accrued PTO”), principal work location, leave status and status as being exempt or nonexempt from the application of state and federal wage and hour Laws. As of the Execution Date, Seller has provided to Buyer, under separate cover, a true and complete list of each such Business Employee’s base salary or hourly wage rate, as applicable, and bonus and/or commission opportunity, as applicable.  As of the Execution Date, no Business Employee has informed Seller or any of its Affiliates in writing of any plan to terminate employment with or services for Seller or any of its Affiliates.

(b)                            Neither Seller nor any of its Affiliates are a party to or bound by any collective bargaining agreement or other Contract with any labor organization with respect to the Business Employees.  Neither Seller nor any of its Affiliates are currently or, in the past three (3) years have been, engaged in any negotiation with any union, trade union or other employee organization representing, purporting to represent or, to Seller’s Knowledge, attempting to organize or otherwise represent any Business Employees, and no union, trade union or other employee organization is currently representing, purporting to represent or, to Seller’s Knowledge, is or, in the past three years, has been attempting to organize or otherwise represent, any Business Employees.  Neither Seller nor any of its Affiliates has experienced any labor strike, work stoppage, slowdown, or other material labor dispute with respect to any Business Employees during the past two years, and no such labor strike, work stoppage, slowdown, or other material labor dispute is pending or, to Seller’s Knowledge, threatened.  There is no unfair labor practice complaint before the National Labor Relations Board or any other Governmental Authority, employment-related charge, complaint, grievance, investigation, claim, judicial or administrative proceeding, inquiry or Liability of any kind, in each case pending or, to Seller’s Knowledge, threatened by or on behalf of any Business Employees against Seller or any of its Affiliates, and Seller has not received any notice that any representation or petition respecting any Business Employees against Seller or any of its Affiliates has been filed with the National Labor Relations Board or any other Governmental Authority.

(c)                             With respect to the provision of compression services utilizing the Assets, Seller and each of its Affiliates are, and for the past three years have been, in compliance in all material respects with all applicable Laws and regulations respecting labor, employment and employment practices, including those relating to terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, plant closings and mass layoffs, personal rights or any other labor and employment-related matters.  Neither Seller nor any of its Affiliates are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the provision of compression services utilizing the Assets.

(d)                            With respect to the provision of compression services utilizing the Assets, Seller and each of its Affiliates are in compliance in all material respects with the WARN Act and any similar applicable Law.  In the three years preceding the date of this Agreement with respect to the provision of compression services utilizing the Assets, (i) neither Seller nor any of its Affiliates has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, and (iii) neither Seller nor any of its Affiliates has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.  With respect to the provision of compression services utilizing the Assets, neither Seller nor any of its Affiliates has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(e)                             Seller and each of its Affiliates are, and for the past three years have been, in compliance in all material respects with the United States Department of Transportation drug and alcohol testing regulations for all Business Employees, including, but not limited to the recordkeeping requirements of the Pipeline and Hazardous Materials Safety Administration, 49 C.F.R. parts 199.117 and 199.227.

5.15                        Assets.

(a)                            Except as set forth on Schedule 5.15(a), (i) Seller has, and will at the Closing convey, good and valid title to the Assets, subject solely to the Permitted Encumbrances, and (ii) none of the Assets are subject to any lease.

(b)                            Exhibit A-1 sets forth for each Compression Unit (i) the unit number, (ii) engine make and model, (iii) horsepower (OEM), (iv) compressor frame, (v) cylinder sizes and (vi) the number of stages.

(c)                             Except as, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect, (i) the Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the provision of compression services to Buyer under that certain Master Compression Services Agreement, dated as of December 3, 2008, as amended by that certain Amendment dated as of December 16, 2014, by and between Seller (as successor in interest to EXLP Operating LLC) and Buyer (as successor in interest to Williams Four Corners LLC), (ii) the Assets being operated as of the Execution Date, taken as a whole, do not require any material maintenance or repair services in order to be put into a condition that would permit their present operations in accordance with standard industry practice in the areas in which they are operated or used and (iii) maintenance has not been intentionally deferred on the Assets in contemplation of the transactions contemplated by this Agreement.

(d)                            Except pursuant this Agreement and the Transaction Documents, as of the Execution Date, Seller has no intention to sell, Encumber or otherwise transfer any Asset other than Permitted Encumbrances.

5.16                        Absence of Certain Changes.  Since January 1, 2019, except as set forth on Schedule 5.16, (a) Seller or its Affiliate has owned or leased and operated the Assets in all material respects in the ordinary course of business consistent with past practice, (b) Seller has not taken any action or failed to take any action that, if taken after the Execution Date, would constitute a breach of the covenant set forth in Section 7.1 in any respect (if the terms of Section 7.1 had been in effect as of and after January 1, 2019, excluding, for clarity, the requirement to notify or obtain the consent of Buyer), and (c) there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

5.17                        Credit Support.  Schedule 5.17 lists all bonds, letters of credit, guaranties and other similar credit support instruments that, as of the Execution Date, are maintained by Seller with any Governmental Authority or other Person with respect to the Assets.

5.18                        Insurance.  Schedule 5.18 sets forth a true and complete list, including the name of the insurer, the risks insured and related limits, of all material policies, binders, and insurance contracts maintained by Seller or its Affiliates under which the Assets are insured (the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.  There is no claim by Seller with respect to the Assets that is outstanding under any of such Insurance Policies, and Seller has not received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims.

ARTICLE VI
BUYER REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof and, if Closing occurs, as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows:

6.1                               Organization; Existence.  Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is, or at the Closing will be, duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which such qualification is required by Law, in each case, except where such failure to be so qualified would not, or could not reasonably be expected to, have a material adverse effect upon the ability of Buyer to consummate the transaction contemplated by this Agreement.

6.2                               Authorization.  Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary action on the part of Buyer.  This Agreement is, and each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, creditors’ rights and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

6.3                               No Conflicts.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, and assuming the receipt of all required consents, the execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer; (b) result in a default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation, loss of a material benefit under or acceleration or result in the creation of any Encumbrance (other than Permitted Encumbrances) under any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture or other instrument to which Buyer is a party or by which Buyer or any of its property may be subject or bound, or (c) violate any Law applicable to Buyer or any of its property, except in the case of subsections (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation, individually or in the aggregate, would not, or could not reasonably be expected to, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.

6.4                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of Buyer’s Affiliates, and, immediately after the consummation of the Closing (including payment of the Purchase Price), Buyer and Buyer’s Affiliates (a) will be able to pay its debts as they mature, and (b) will be solvent.

6.5                               Brokers’ Fees.  Neither Buyer nor any of Buyer’s Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates will have any responsibility.

6.6                               Claims and Litigation.  There is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have, or could reasonably be expected to have, a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.7                               Consents.  Except (a) for Customary Post-Closing Consents, and (b) filings required under, and compliance with other applicable requirements of, the HSR Act, and assuming the Consents contemplated by Section 5.9 are timely obtained, there are no material consents to assignments, prohibitions on assignments or requirements to obtain consents from any Third Party or Affiliate of Buyer, (in each case) that are required to be obtained or made by or with respect to Buyer in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer or any of its Affiliates.

6.8                               Financing.  Buyer will have at the Closing immediately available funds, in cash, sufficient to pay the Purchase Price, as it may be adjusted pursuant to this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transactions Documents.

6.9                               Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of compression equipment, the business of the compression of natural gas, and the provision of related services.  Buyer has conducted its own independent investigation, review and analysis of the Assets in connection with its valuation thereof (subject to Buyer’s reliance upon Seller’s express representations and warranties in Article V, and in the certificate to be delivered by Seller pursuant to Section 8.3).  Buyer acknowledges that it has had an opportunity to ask questions of the officers and management of Seller and has been given access to and has had the opportunity to visit and examine the Assets and is familiar with the condition thereof.  In making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Article V and in the certificate to be delivered by Seller pursuant to Section 8.3 and subject to Buyer’s conduct of its due diligence pursuant to this Agreement, Buyer has relied (or will rely) on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental and engineering advisors and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of Seller.  Buyer hereby acknowledges that, other than Seller’s express representations and warranties in Article V and in the certificate to be delivered by Seller pursuant to Section 8.3, neither Seller nor any other Person has made any representation or warranty, express, statutory or implied, at law or in equity, with respect to Seller, the Assets or this Agreement.

ARTICLE VII
CERTAIN AGREEMENTS

7.1                               Conduct of Business.  Except (x) as set forth on Schedule 7.1, (y) as may be required by Law, and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned):

(a)                            Seller agrees that from and after the Execution Date until Closing (or the earlier termination of this Agreement), Seller will:

(i)                                     maintain and operate the Assets in the ordinary course of business consistent with past practice and in accordance, in all material respects, with (A) all Laws and (B) any Contracts applicable to the Assets;

(ii)                                  use commercially reasonable efforts to keep in full force and effect all Insurance Policies in at least the amount and scope of coverage to that currently maintained; and

(iii)                               give written notice to Buyer as soon as is practicable (but in any event within five Business Days) of:

(A)                               any written notice received or given by Seller with respect to any alleged material breach by Seller or other Person of, to the extent relating to any W/I Claim, the Contract under which such W/I Claim arises;

(B)                               any written notice received or given by Seller with respect to any action by Seller or other Person to alter, terminate, rescind or procure a judicial reformation of, to the extent relating to any W/I Claim, the Contract under which such W/I Claim arises; and/or

(C)                               any notice received or given by Seller with respect to any new investigation by a Governmental Authority, any new claim for damages and any new suit, action, arbitration or litigation (in each case) with respect to any of the Assets.

(b)                            Seller agrees that from and after the Execution Date until Closing (or the earlier termination of this Agreement), Seller will not:

(i)                                     terminate or, in any manner adverse to Buyer or the Assets, amend or modify the terms of any Contract affecting the Assets, including any Contract under which any W/I Right arises, to the extent relating to any W/I Claim contained therein or arising therefrom;

(ii)                                  allow to lapse any of the Insurance Policies in force as of the Execution Date with respect to the Assets;

(iii)                               (A) except for cause, terminate any Business Employee, (B) except in the ordinary course of business and consistent with past practice or as required by any Law, increase or establish, or commit to increase or establish, whether orally or in writing, any form of cash compensation payable or to become payable to any Business Employee, (C) establish, adopt, enter into, terminate, modify or amend in any material respect any Employee Benefit Plan, or (D) except in the ordinary course of business and consistent with past practice, grant any cash bonus, incentive, performance or other incentive compensation to any Business Employee;

(iv)                              sell, transfer, lease or otherwise dispose of any of the Assets (other than the use of Inventory in the ordinary course of business);

(v)                                 enter into any collective bargaining agreement or other Contract with any labor organization regarding the Business or Business Employees or recognize any labor organization as the representative of any Business Employees; or

(vi)                              authorize, agree or commit to do any of the foregoing, in writing or otherwise.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict Seller’s ability to (a) distribute cash or cash equivalents to its members, partners, stockholders or equity holders, or (b) provide (at Seller’s sole cost and expense) any non-recurring compensation payable by Seller or any of its Affiliates prior to the Closing Date to the Business Employees to retain such Business Employees until the Closing Date.  Buyer’s approval of any action restricted by Section 7.1 shall be considered granted on the fifth Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time of not less than two Business Days is specified in the request delivered to Buyer) after delivery by Seller of such request for consent unless Buyer notifies Seller in writing to the contrary prior to such date. The Parties agree that if Buyer approves any action requiring Buyer’s consent or approval under Section 7.1, each applicable section of the Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include and permit such action to which Buyer agreed.  Notwithstanding anything herein to the contrary, in the event of an Emergency, Seller may take such action as it reasonably deems a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of this Section 7.1, and shall notify Buyer of such action promptly (and in no event more than two Business Days) thereafter.

7.2                               [Reserved]

7.3                               Permits.  Seller and Buyer will cooperate to provide all notices and take any required action to transfer (or reissue or reassign) the Acquired Permits as a result of the transactions contemplated by this Agreement and the Transaction Documents.

7.4                               Non-Solicitation of Employees.  From and after the Execution Date through the Closing Date, other than as expressly contemplated in this Agreement (including pursuant to Section 7.9) or in the Elite Purchase Agreement, neither Party nor its respective Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates who is based in the United States and who is a Business Employee or who performs a function similar to a Business Employee (any such Person, a “Subject Employee”) without first obtaining the prior written consent of the other Party.  If Closing occurs, after the Closing Date until the date that is 24 months after the Closing Date, neither Party nor its respective Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates who is a Subject Employee without first obtaining the prior written consent of the other Party.  Notwithstanding the foregoing, nothing in this Section 7.4 shall restrict (i) any general advertisement or solicitation which is not directed at any such Subject Employee, or (ii) the employment of any Person who responds to any such general advertisement or solicitation or who contacts the applicable Party or one of its Affiliates on his or her own initiative and without any direct or indirect solicitation in contravention of the above restrictions.  Buyer and Seller agree that both Parties intend the provisions of this Section 7.4 to be a valid and enforceable agreement.  To the extent that any part of this Section 7.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part will be enforceable to the extent that a court of competent jurisdiction will determine that such part, if more limited in scope, would have been enforceable, and such part will be deemed to have been so written and the remaining parts will as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 7.4 as if so written.

7.5                               [Reserved]

7.6                               Enforcement of Third Party Warranties, Guarantees and Indemnities.  Seller agrees that, to the extent relating to any of the Assets described in Section 2.1, at Buyer’s request, Seller will use its reasonable efforts to transfer or otherwise enforce, for the benefit of Buyer, at Buyer’s sole cost and expense, all of Seller’s rights with respect to any of the W/I Claims.  In addition, to the extent not transferable, Seller will use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s sole cost and expense, all rights, claims and causes of action, to the extent relating to the Assets and the Assumed Obligations.

7.7                               Commercially Reasonable Efforts.  Seller shall use reasonable best efforts to cause the conditions set forth in Article VIII (other than the conditions set forth in Section 8.4) to be satisfied and to consummate the transactions contemplated herein on the Closing Date. Buyer shall use reasonable best efforts to cause the conditions set forth in Article IX (other than the condition set forth in Section 9.4) to be satisfied and to consummate the transactions contemplated herein on the Closing Date.  Notwithstanding the generality of the foregoing provisions of this Section 7.7, with respect to the HSR Act and Antitrust Laws (as defined in the Elite Purchase Agreement), each of Seller and Buyer shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event contemporaneously with the filings made pursuant to the Elite Purchase Agreement (unless a different date is mutually agreed to by the Parties) and use such efforts as are required pursuant to (and subject to the efforts limitations and exclusions of) Section 6.4 (“Efforts”) of the Elite Purchase Agreement, the provisions of which are deemed hereby incorporated into this Agreement by reference, mutatis mutandis.

7.8                               [Reserved]

7.9                               Employees.

(a)                            No later than 10 Business Days prior to the Closing Date, Seller shall deliver to Buyer an updated Schedule 5.14(a) (i) omitting those Business Employees, if any, who are no longer employed by Seller or its Affiliates, (ii) including those employees of Seller or any of its Affiliates who have replaced (and have similar qualifications and experience as) those Business Employees referenced in the foregoing clause (i) who are no longer employed by Seller or its Affiliates, and (iii) subject to Buyer’s and Seller’s consent (which may be withheld in their sole discretion), including those employees of Seller or any of its Affiliates who perform a function similar to a Business Employee. Buyer may, or may cause an Affiliate of Buyer to, in its sole discretion, offer employment to any Business Employee set forth on Schedule 5.14(a) (including as subsequently updated pursuant to this Section 7.9(a)) effective as of the Closing, subject to and conditioned upon the occurrence of: (x) the Business Employee’s completion of Buyer’s application for employment, (y) the Closing and (z) the satisfaction of Buyer’s or its applicable Affiliate’s applicable pre-employment screening processes, including pre-employment drug testing and background checks, as applicable.  Seller and its Affiliates shall make the Business Employees reasonably available to Buyer and its Affiliates for interviews and other pre-offer and employment screening prior to the Closing.  Seller and its Affiliates shall terminate for all purposes (including under all Employee Benefit Plans, except as required by the terms of such Employee Benefit Plans or applicable Law, and including terminating any non-compete, non-solicit and similar restrictions of such Business Employee) the employment (effective as of the Closing, subject to and conditioned upon the occurrence of the Closing) of any Business Employee who receives such an offer of employment from Buyer or its Affiliates.  The Business Employees who accept Buyer’s or its Affiliate’s offer of employment and commence employment with Buyer or one of its Affiliates as of the Closing will be referred to herein as “Transferred Employees”.  From and after the Execution Date, Seller will cooperate with and use its commercially reasonable efforts (and will cause its Affiliates to cooperate with and use its commercially reasonable efforts) to make the Business Employees reasonably accessible to Buyer and its Affiliates and to assist Buyer and its Affiliates in their efforts to secure satisfactory employment arrangements with the Business Employees to whom Buyer or Buyer’s Affiliate makes employment offers.  Additionally, without limiting the generality of the foregoing, Seller acknowledges and agrees that, on or prior to the Closing Date, neither Seller nor its Affiliates will make offers or counteroffers of employment to the Business Employees to whom Buyer or any Affiliate of Buyer makes employment offers.

(b)                            Each offer of employment by Buyer or its Affiliate to a Business Employee pursuant to this Section 7.9 shall initially provide each Transferred Employee with (i) total target annual cash compensation which is substantially comparable, on an aggregate basis, to the base salary (or hourly wages, if applicable) and target bonus compensation provided to similarly-situated employees of Buyer or such offering Affiliate immediately prior to the Closing, and (ii) other employee benefits (excluding equity incentive compensation) which are substantially comparable, in the aggregate, to the employee benefits (excluding equity incentive compensation) provided to similarly-situated employees of Buyer or such offering Affiliate.

(c)                             For purposes of eligibility and vesting under each benefit plan of Buyer or its Affiliates in which such Transferred Employees are eligible to participate following the Closing that is intended to be qualified under Section 401(a) of the Code and under each vacation or paid-time-off program or policy of Buyer or its Affiliates in which such Transferred Employees are eligible to participate following the Closing, in each case, if any, Transferred Employees will be given credit for all service with Seller and its Affiliates, and any subsidiaries or predecessor employers for which Seller or its Affiliates credited service, under all such applicable plans and programs of Buyer or hiring Affiliates to the extent permissible under the provisions of each such applicable plan or program.  Notwithstanding the foregoing, (i) Buyer shall not be required to give service credit to any Transferred Employee with respect to Buyer’s “Buy-In Incentive Program,” years of service awards or the “Northbound 275” incentive program and (ii) Buyer or hiring Affiliates shall provide such Transferred Employee only with the amount of annual vacation for which such Transferred Employee would be eligible under Buyer’s or hiring Affiliates’ vacation policy, provided that eligibility for Buyer’s or hiring Affiliates’ vacation policy is based on the Transferred Employee’s vacation eligibility date as recognized by Seller or its Affiliates on the Transferred Employee’s last day of employment with Seller or its Affiliates.

(d)                            Seller and its Affiliates shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary,” as that term is defined in Treasury Regulation Section 54.4980B-9.

(e)                             Without limiting any other provision hereof, Seller will be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Business Employees as a result of any action by Seller or its Affiliates on or prior to the Closing Date, or following the Closing with respect to any employee who does not become a Transferred Employee for any reason.  On the Closing Date, Seller will notify Buyer of any terminations or layoffs of any Business Employees during the 90-day period prior to the Closing.  After the Closing Date, provided that Seller provides Buyer with a list of employees of the Business or Assets who experience an employment loss (as defined in the WARN Act) within the 90-day period immediately preceding the Closing, Buyer shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Transferred Employees.

(f)                              [Reserved].

(g)                             At any time following the Execution Date, subject to applicable Law, Seller and Buyer (and their Affiliates) may hold pre-arranged communication sessions with Business Employees relating to employment-related matters in connection with this Agreement (the “Employment Matters”) as such sessions may be organized by Seller or Buyer (or any of their Affiliates) and mutually agreed to by both Parties (the “Employee Sessions”).  Without limiting the foregoing, the Parties acknowledge and agree that (i) they shall consult with each other prior to either or both Parties (or their respective Affiliates) carrying out or informing any Business Employees of any Employee Sessions or providing any written communications to the Business Employees relating to the Employment Matters, and (ii) any Employee Session shall comply with all applicable Laws.

(h)                            The provisions of this Section 7.9 are solely for the benefit of the Parties to this Agreement and nothing in this Section 7.9, express or implied, will confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof) or any other Person, any rights or remedies, including any third-party beneficiary right or any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 7.9, express or implied, will be: (i) deemed to obligate Buyer or its Affiliates to interview or make an offer of employment of any of the Business Employees, (ii) an amendment or deemed establishment or amendment of any plan providing benefits to any employee or any other benefit or compensation plan, program, agreement, contract, policy or arrangement, (iii) construed to interfere with the right of Buyer or any of its Affiliates  to terminate the employment or other service relationship of any of the Transferred Employees or any other Person at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees or any other Person, or (iv) deemed to obligate Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time.

7.10                        Publicity.  The Parties and their respective Affiliates, if applicable, will consult with each other with regard to all press releases or other public announcements issued or made concerning this Agreement or the transactions contemplated herein and neither Party will issue, and each of them will not permit any Affiliate to issue any press release or other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated herein without the prior consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that following the first press release or other public announcement with respect to announcing the execution of this Agreement by the Parties, this Section 7.10 will not restrict or prevent (a) disclosures by Buyer or Seller (or their respective Affiliates) made in quarterly earnings releases, earnings calls, investor communications or as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, (b) internal announcements by each Party (or its Affiliates) to its or its Affiliates’ employees and/or (c) Buyer or Seller from recording the Assignment delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer.

7.11                        Seller Marks; Change of Name.  Buyer acknowledges and agrees that it is not acquiring any right, title, interest, license or any other right whatsoever to use the Seller Marks.  Buyer shall, as promptly as practicable, but in any case within 60 days after the Closing Date, eliminate the Seller Marks from the Assets, including any signage.  From and after the earlier of 60 days after the Closing Date and the elimination of the Seller Marks from the Assets, Buyer will not intentionally or knowingly (a) do any business using the Seller Marks, (b) otherwise operate any Assets in any manner that might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, license or any other right to use the Seller Marks or that Seller has any responsibility for or involvement with the ownership or operation of the Assets after the Closing, or (c) send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks.

7.12                        Insurance.  Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Assets may be terminated or modified to exclude coverage of the Assets including insurance required by any Third Party to be maintained by Seller.  From and after the Closing, Seller shall be under no obligation to purchase, establish, renew or extend any insurance, performance bonds, surety bonds, guarantees, warranties, indemnities and similar rights relating to the Assets.

7.13                        Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets to Buyer.

7.14                        Amendment of Schedules and Exhibits.  Subject to the following sentence, Buyer agrees that, with respect to any Disclosure Schedule, Seller shall have the continuing right until the Closing to supplement or amend such Disclosure Schedule with respect to any matter arising or discovered exclusively after the Execution Date which, if such matter had existed or been known by Seller as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule, including to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant herein contained, and any such supplement or amendment shall be given effect solely for purposes of curing any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter and to have qualified the representations and warranties contained in Article V as of the Execution Date (each such supplement or amendment to a Disclosure Schedule, a “Disclosure Schedule Supplement”); provided that Buyer may, by giving written notice to Seller within five Business Days after receipt by Buyer of any Disclosure Schedule Supplement which supplement or amendment corrects a matter that would otherwise constitute a breach by Seller under this Agreement such that the conditions set forth in Section 8.1 cannot be satisfied, elect to terminate this Agreement pursuant to Section 12.1(c).

7.15                        Assistance.  Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall reasonably cooperate with each other following the Closing in the prosecution or defense of any of the Retained Litigation; provided, however, that (i) the requesting Party will reimburse the other Party for all of such other Party’s reasonable out of pocket expenses incurred in connection with this Section 7.15, and (ii) this Section 7.15 shall not apply to any dispute, litigation or other proceeding or claim between the Parties arising out of this Agreement, any Transaction Document or any transaction contemplated hereby or thereby.

7.16                        Wrong Pocket.  If, any time after the Closing, Seller (or any of its Affiliates) receives any notices, monies or amounts that are properly due, deliverable, payable by or owing to Buyer or attributable to the Assets in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), Seller shall promptly remit, or shall cause to be remitted, such notices, monies or amounts by notice to Buyer or by wire transfer of immediately available funds into an account or accounts of Buyer and/or any Person that Buyer designates in writing, as applicable. After the Closing, if Buyer (or any of its Affiliates) receives any notices, monies or amounts that are properly due, deliverable, payable by or owing to Seller in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), Buyer promptly shall remit, or shall cause to be remitted, such notices, monies or amounts by notice to Seller or by wire transfer of immediately available funds into an account or accounts designated in writing by Seller, as applicable.  Further, without limiting the generality of the foregoing, if, at any time following the Closing, any Party becomes aware that any interest, asset, Contract, right or property necessary for the operation of the services referenced in Section 5.15(c)(i) as conducted as of the date hereof or the Closing Date held by Seller or any of its Affiliates should have been transferred to Buyer pursuant to the terms of this Agreement such as to make true and correct any of the representations and warranties set forth in Section 5.15 (for purposes of this Section 7.16, without giving effect to the limitation indicated by “Material Adverse Effect”) was not transferred to or assumed by Buyer as contemplated by this Agreement, then such Party shall notify the other and, if Buyer elects, (i) Seller shall promptly transfer or cause its Affiliates to transfer such interest, asset, Contract, right or property, as applicable, to Buyer and (ii) Buyer shall promptly assume (or cause its Affiliate) to assume such interest, asset, Contract, right or property, in each case for no consideration.

7.17                        Casualty.

(a)                            Subject to the terms of this Section 7.7, from the Execution Date through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer.  Notwithstanding anything herein to the contrary, Buyer shall assume all risk of loss with respect to the depreciation of tangible Assets due to ordinary wear and tear, and Buyer shall not assert such matters as (and such matters shall be deemed not to be) casualty losses hereunder.

(b)                            If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty and the aggregate loss as a result of such casualty together with all other casualty losses equals or is less than $500,000 based on the fair market value of the affected Assets, then Buyer nevertheless will not be relieved, solely by virtue of such loss, of its obligation to complete the transactions contemplated by this Agreement and Seller, at Closing, will pay to Buyer all sums paid to Seller by third parties by reason of such casualty to the extent (and only to the extent) attributable to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties arising out of such casualty to the extent (and only to the extent) attributable to the Assets; provided, however, that Seller will reserve and retain (and Buyer will assign to Seller) all rights, title and interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties.

(c)                             If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty, and the aggregate loss as a result of such casualty together with all other casualty losses exceeds $500,000 based on the fair market value of the affected Assets, then Buyer nevertheless will not be relieved, solely by virtue of such loss, of its obligation to complete the transactions contemplated by this Agreement and (i) Seller may, prior to Closing, cause the Assets affected by any such casualty to be repaired, replaced or restored to Buyer’s reasonable satisfaction to at least the same condition as such Assets were in prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) and (ii) to the extent Seller elects not repair, replace or restore the affected Assets prior to Closing pursuant to Section 6.6(c)(i), Seller shall elect to either (x) if covered by insurance, pay or assign over to Buyer all insurance proceeds actually received (or as they are subsequently received) by Seller with respect to such Casualty Loss or (y) reduce the Purchase Price by the estimated replacement cost (as reasonably agreed by Seller and Buyer) of the Assets affected by such casualty to the same condition as such Assets were in prior to such casualty, provided, however, if Seller elects, prior to the Closing Date, to cause such Assets affected by such casualty to be repaired, replaced or restored and such work extended beyond the Closing Date, the Purchase Price shall not be reduced at Closing.  To the extent Seller does not elect to pay or assign to Buyer insurance proceeds pursuant to the foregoing sentence, in each case pursuant to this Section 6.6(c), Seller will retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty except to the extent the Parties otherwise agree in writing (the “Retained Claims”).

(d)                            In the event the Parties are unable to agree upon (i) the amount of the loss attributable to any individual casualty or (ii) the amount of the costs and expenses to repair, replace or restore any Assets affected by a casualty, then any such amount shall be determined by the Accounting Arbitrator in a manner consistent with the provisions of Section 3.5.

(e)                             If, after the Execution Date but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain, then the Purchase Price shall be reduced by the awards paid or payable to Seller in any condemnation or eminent domain action for the Assets so taken. For the avoidance of doubt, Seller shall be entitled to retain any such awards paid or payable to Seller.

ARTICLE VIII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the Sale are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

8.1                               Representations.  (i) The Fundamental Representations of Seller set forth in Article V will be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than de minimis inaccuracies) and (ii) all representations and warranties of Seller contained in Article V other than the Fundamental Representations will be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material” or “materially”) on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except, in the case of this clause (ii), for such failures to be true and correct that, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

8.2                               Performance.  Seller will have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

8.3                               Certificate.  An authorized officer of Seller will execute and deliver a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled by Seller and, if applicable, any exceptions to such conditions.

8.4                               No Legal Proceedings.  No material suit, action, or other proceeding instituted by a non-Affiliated Third Party reasonably likely to succeed on the merits will be pending before any Governmental Authority seeking to prohibit, enjoin, or declare illegal the Sale or the transactions contemplated by this Agreement.  No order, award or judgment will have been issued by any Governmental Authority or arbitrator to prohibit, enjoin or declare illegal, or awarding material damages in connection with, the Sale or the transactions contemplated by this Agreement.

8.5                               Closing Deliverables.  Seller will have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 10.3(a).

8.6                               Waiting Period.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement and by the Elite Purchase Agreement under the HSR Act shall have been terminated or shall have expired.

8.7                               Elite Purchase Agreement.  The transactions contemplated by the Elite Purchase Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing.

ARTICLE IX
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the Sale are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

9.1                               Representations.  (i) The Fundamental Representations of Buyer set forth in Article VI will be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than de minimis inaccuracies) and (ii) all representations and warranties of Buyer contained in Article VI other than the Fundamental Representations other than the Fundamental Representations will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

9.2                               Performance.  Buyer will have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

9.3                               Certificate.  An authorized officer of Buyer will execute and deliver a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled by Buyer and, if applicable, any exceptions to such conditions.

9.4                               No Legal Proceedings.  No material suit, action, or other proceeding instituted by a non-Affiliated Third Party reasonably likely to succeed on the merits will be pending before any Governmental Authority seeking to prohibit, enjoin, or declare illegal the Sale or the transactions contemplated by this Agreement.  No order, award or judgment will have been issued by any Governmental Authority or arbitrator to prohibit, enjoin or declare illegal, or awarding material damages in connection with, the Sale or the transactions contemplated by this Agreement.

9.5                               Closing Deliverables.  Buyer will have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 10.3(b).

9.6                               Waiting Period.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement and by the Elite Purchase Agreement under the HSR Act shall have been terminated or shall have expired.

9.7                               Elite Purchase Agreement.  The transactions contemplated by the Elite Purchase Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing.

ARTICLE X
CLOSING

10.1                        Date of Closing.  Subject to the conditions stated in this Agreement, the transfer by Seller of the Assets to Buyer pursuant to this Agreement (the “Closing”) will occur two Business Days after all conditions to Closing in Article VIII and Article IX (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing) have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing; provided that, unless Buyer and Seller agree otherwise in writing, Closing will not occur prior to the closing of the transactions contemplated by the Elite Purchase Agreement.  The date of the Closing will be the “Closing Date.”

10.2                        Place of Closing.  The Closing will be held at the offices of Kirkland & Ellis LLP, 609 Main Street, 47th Floor, Houston, Texas 77002 (or remotely via exchange of electronic documents) or such other location as Buyer and Seller may agree upon in writing.

10.3                        Closing Obligations.  At the Closing, the following documents will be delivered and the following events will occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                            Seller will deliver (or cause to be delivered) to Buyer:

(i)                                     a counterpart of the Assignment, substantially in the form of Exhibit B, between Seller and Buyer, duly executed by Seller in sufficient counterparts to facilitate recording in the applicable counties, if necessary, covering the Assets;

(ii)                                  documentation sufficient to permit Buyer to obtain the title to the Vehicles without further action of Seller;

(iii)                               a recordable release, in form and substance reasonably acceptable to Seller, of any trust, financing statements, fixture filings and/or security agreements affecting the Assets;

(iv)                              a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that Seller (or its regarded owner, if Seller is disregarded as separate from its owner for U.S. federal income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code; and

(v)                                 any other Transaction Documents that are required by other terms of this Agreement to be delivered by Seller at the Closing.

(b)                            Buyer will deliver (or cause to be delivered) to Seller:

(i)                                     a counterpart of the Assignment, substantially in the form of Exhibit B, between Seller and Buyer, duly executed by Buyer, in sufficient counterparts to facilitate recording in the applicable counties, if necessary, covering the Assets;

(ii)                                  to the accounts designated in writing by Seller prior to the Closing by direct bank or wire transfer in immediately available funds, an amount in cash equal to the Adjusted Purchase Price determined pursuant to Section 3.2; and

(iii)                               any other Transaction Documents that are required by other terms of this Agreement to be delivered by Buyer at the Closing.

10.4                        Records.  In addition to the obligations set forth under Section 10.3 above, Seller will use its commercially reasonable efforts to deliver to Buyer as soon as reasonably practicable following the Closing Date, but in any event no later than 10 Business Days following the Closing Date, possession of the Records to which Buyer is entitled pursuant to the terms of this Agreement in a format reasonably acceptable to Buyer.

ARTICLE XI
ASSUMPTION; INDEMNIFICATION; SURVIVAL

11.1                        Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XI or waiving Buyer’s rights under the Transaction Documents, from and after the Closing, Buyer will assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) only: (i) all obligations, Liabilities and commitments, known or unknown, to the extent arising from, based upon or related to the use, ownership or operation of the Assets attributable to the period of time on and after the Effective Time (or in the case of personal injury (including death), property damage, gross negligence or willful misconduct or violation of Laws, from and after the time of Closing); and (ii) all obligations, Liabilities and commitments (A) for all Transfer Taxes for which Buyer is responsible pursuant to Section 13.2(b), (B) for all Taxes related to the Assets for which Buyer is responsible pursuant to Section 13.2(c), and (C) specifically allocated to Buyer pursuant to Section 7.9 with respect to Business Employees (or any dependent or beneficiary of any Business Employee); (all of said obligations and Liabilities under clauses (i) and (ii) subject to the proviso below, the “Assumed Obligations”); provided that Buyer does not assume (and the Assumed Obligations will not include) (1) any Liability attributable to any obligations represented by Debt Instruments of Seller, any Affiliate of Seller or any other Third Party, (2) any Taxes related to the Assets for any period (or portion thereof) ending on or prior to the Closing Date or any Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates for any Tax period, and/or (3) the Retained Liabilities.

11.2                        Indemnities of Seller.  Effective as of the Closing, subject to Section 11.4, Section 11.6, Section 11.7, Section 11.8, Section 11.9, Section 11.10 and Section 11.13, Seller will be responsible for, will pay on a current basis, and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective partners, members, owners, directors, officers, managers, employees, attorneys, agents and representatives (collectively, including Buyer and its Affiliates, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon or related to:

(a)                            any breach by Seller of any of its representations or warranties contained in Article V or the certificate delivered in accordance with Section 8.3;

(b)                            any breach by Seller of any of their covenants and agreements under this Agreement; or

(c)                             any of the Retained Liabilities.

11.3                        Indemnities of Buyer.  Effective as of the Closing, subject to Section 11.4, Section 11.6, Section 11.7, Section 11.8, Section 11.9, Section 11.10 and Section 11.13, Buyer will assume, be responsible for, will pay on a current basis, and hereby defends, indemnifies and holds harmless Seller and its Affiliates, and all of their respective partners, members, owners, directors, officers, managers, employees, attorneys, agents and representatives (collectively, including Seller and its Affiliates, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)                            any breach by Buyer of any of representations or warranties contained in Article VI or the certificate delivered in accordance with Section 9.3;

(b)                            any breach by Buyer of any of its covenants and agreements under this Agreement; or

(c)                             any of the Assumed Obligations.

11.4                        Limitation on Liability.

(a)                            Notwithstanding anything herein to the contrary, Seller will not have any Liability for any indemnification under Section 11.2(a) for claims arising from any casualty loss to the extent a downward adjustment is made to the Purchase Price for such Liability.  Seller will not have any Liability for any indemnification under Section 11.2(a) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to Seller and for which Seller is liable exceeds $25,000, and (ii) the aggregate amount of all Liabilities for which Seller is liable under Section 11.2(a) (but, for the avoidance of doubt, without counting the individual amount of any Liability that does not exceed $25,000) exceeds $150,000 and then only to the extent such Liabilities exceed $150,000; provided that the indemnities under Section 11.2(a) for a breach of any Fundamental Representation or any breach of Section 5.10 (the “Limitation of Liability Exclusions”), in each case, will not be limited by the provisions of this Section 11.4(a).

(b)                            Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, Seller will not be required to indemnify Buyer under Section 11.2(a) for aggregate Liabilities in excess of $3,000,000.

(c)                             Buyer will not have any Liability for any indemnification under Section 11.3(a) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Seller to Buyer and for which Buyer is liable exceeds $25,000, and (ii) the aggregate amount of all Liabilities for which Buyer is liable under Section 11.3(a) (but, for the avoidance of doubt, without counting the individual amount of any Liability that does not exceed $25,000) exceeds $300,000 and then only to the extent such Liabilities exceed $300,000; provided that the indemnities under Section 11.3(a) for a breach of any Fundamental Representation will not be limited by the provisions of this Section 11.4(c).

(d)                            For purposes of determining the amount of Liabilities that may be subject to indemnification under Section 11.2(a) or Section 11.3(a) as a result of any breach of a representation or warranty contained herein (but not for determining whether or not any breach of a representation or warranty occurred), the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties will be disregarded.

11.5                        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, absent fraud and except (a) as provided in Section 13.16, and (b) for the remedies available at Law or in equity in connection with any Transaction Document (other than the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable) to the extent permitted under such Transaction Document, Seller and Buyer agree (on behalf of themselves and the other Seller Indemnified Parties and Buyer Indemnified Parties, respectively) that, from and after Closing, the indemnification provisions set forth in this Article XI contain the Parties’, the Seller Indemnified Parties’ and the Buyer Indemnified Parties’ sole and exclusive remedies against each other with respect to any and all claims relating to or arising out of this Agreement or any Transaction Documents, the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable, or any other claims relating to the Assets, the events giving rise to this Agreement and the transactions contemplated by this Agreement.  In furtherance of and not in limitation of the foregoing, from and after Closing, absent fraud and except (i) as provided in Section 13.16, and (ii) for the remedies available at Law or in equity in connection with any Transaction Document (other than the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable) to the extent permitted under any such Transaction Document, Seller and Buyer (on behalf of themselves and the other Seller Indemnified Parties and Buyer Indemnified Parties, respectively) each waives, releases, remises and forever discharges, to the fullest extent permitted under any applicable Laws, the other Party and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all rights, remedies and Liabilities, whether in contract, tort or otherwise, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, any Transaction Documents, any certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable, or any other claims relating to the Assets, the events giving rise to this Agreement and the transactions contemplated by this Agreement, or any right of rescission with respect to such matters.

11.6                        Indemnification Procedures.  All claims for indemnification under Section 11.2 and Section 11.3 will be asserted and resolved as follows:

(a)                            For purposes of this Article XI, the term “Indemnifying Party” when used in connection with particular Liabilities will mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XI, and the term “Indemnified Party” when used in connection with particular Liabilities will mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to this Article XI.

(b)                            To make claim for indemnification under Section 11.2 and Section 11.3, an Indemnified Party will notify the Indemnifying Party of its claim under this Section 11.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and will enclose a copy of all papers in its possession (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.6 will not relieve the Indemnifying Party of its obligations under Section 11.2 or Section 11.3 (as applicable) unless such failure actually prejudices the Indemnifying Party’s ability to defend against the Third Party Claim and then only to the extent such failure actually prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon a breach of a representation, warranty, covenant or agreement, the Claim Notice will specify the representation, warranty, covenant or agreement that was breached.

(c)                             In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party will notify the Indemnified Party whether it will assume and thereafter conduct the defense of such Third Party Claim.  The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it will assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it will deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                            If the Indemnifying Party will have assumed the defense of the Third Party Claim, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party will cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to the Indemnified Party’s premises, personnel, accounts, documents and records during normal business hours.  The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.6(d).  Notwithstanding the foregoing, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                             If the Indemnifying Party does not assume the defense of the Third Party Claim, then the Indemnified Party will have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing.  Any settlement of the Third Party Claim by the Indemnified Party will require the consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f)                              In the case of a claim for indemnification not involving a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability, or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party will conclusively be deemed to have rejected such Claim Notice.

11.7                        Survival.

(a)                            The representations and warranties of Seller in Article V (other than the Fundamental Representations of Seller and the representations and warranties in Section 5.10) will survive the Closing for a period of one year. The Fundamental Representations of Seller will survive the Closing without time limit and the representations and warranties in Section 5.10 will survive until 90 days after the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations).  Except to the extent any covenant expressly lasts for only a specified period of time as set forth in this Agreement, each of the covenants of Seller shall survive the Closing until 30 days following the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations) applicable to the obligation covered by such covenant; provided, however, Seller’s covenants in Section 7.1 and Section 10.4 shall survive the Closing only for a period of one year.

(b)                            The representations and warranties of Buyer in Article VI (other than the Fundamental Representations of Buyer) will survive the Closing for a period of one year. The Fundamental Representations of Buyer will survive the Closing without time limit.  Except to the extent any covenant expressly lasts for only a specified period of time as set forth in this Agreement, the covenants of Buyer shall survive the Closing until 30 days following the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations) applicable to the obligation covered by such covenant.

(c)                             Representations, warranties, covenants and agreements will be of no further force and effect after the date of their expiration, provided that there will be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(d)                            The indemnities in Section 11.2(a), Section 11.2(b), Section 11.3(a) and Section 11.3(b) will terminate as of the applicable termination date pursuant to Section 11.7(a) or Section 11.7(b) of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Buyer’s indemnities set forth in Section 11.3(c) will survive the Closing without time limit.  Seller’s indemnities set forth in Section 11.2(c) will survive the Closing without time limit.  Notwithstanding the foregoing, there will be no termination of any bona fide claim asserted pursuant to the indemnities in Section 11.2 or Section 11.3 prior to the date of termination for such indemnity.

11.8                        No Setoff.  Neither Buyer nor Seller will have any right to set off any Liabilities against any payments to be made by either of them under this Agreement or otherwise.

11.9                        No Duplication.  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of any (i) state of facts constituting a breach of more than one representation, warranty, covenant or agreement or would otherwise be indemnifiable under multiple provisions of this Article XI, or (ii) amount taken into account in determining any adjustment to the Purchase Price under Section 3.2.

11.10                 Non-Compensatory Damages.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, ABSENT FRAUD, NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES WILL BE ENTITLED TO (IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR ANY OTHER CLAIMS RELATING TO THE ASSETS OR THE EVENTS GIVING RISE TO THIS AGREEMENT), RECOVER FROM SELLER OR BUYER (AS APPLICABLE), OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR ANY OTHER CLAIMS

RELATING TO THE ASSETS OR THE EVENTS GIVING RISE TO THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY OR SUCH DAMAGES ARE REASONABLY FORESEEABLE.   SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY AND CONSEQUENTIAL DAMAGES, REMOTE OR SPECULATIVE, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS SECTION 11.10 WILL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR AN INJUNCTION.

11.11                 Express Negligence.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION HEREUNDER.

11.12                 Tax Treatment of Indemnification Payments.  Any indemnification payments made to any party pursuant to this Article XI will constitute an adjustment of the Purchase Price for Tax purposes and will be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

11.13                 Indemnification Net of Insurance Proceeds.  The amount of any indemnity provided in this Article XI shall be reduced (but not below zero) by the amount of any insurance proceeds actually recovered (less expenses and the present value of any increases in premiums) by the applicable Indemnified Party as a result of the Liabilities giving rise to such indemnity claim; provided that notwithstanding anything herein to the contrary, no Party shall be required to make or pursue any claim under its insurance policies.  If, after an indemnification payment is made by any Indemnifying Party to any Indemnified Party, such Indemnified Party subsequently recovers insurance proceeds in respect of such Liabilities, then such Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received with respect to such Liabilities), less expenses and the present value of any increases in premiums.

ARTICLE XII
TERMINATION, DEFAULT AND REMEDIES

12.1                        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)                            by mutual written consent of Seller and Buyer;

(b)                            by Seller upon notice to Buyer, if any of the conditions in Section 9.1, Section 9.2, Section 9.3 or Section 9.5 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Seller;

(c)                             by Buyer upon notice to Seller, if any of the conditions in Section 8.1, Section 8.2, Section 8.3 or Section 8.5 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Buyer;

(d)                            by either Party, upon notice to the other Party, if the conditions set forth in Section 8.4, Section 8.6, Section 9.4 or Section 9.6 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by the applicable Party; or

(e)                             by either Party, upon notice to the other Party, if the Closing contemplated hereby shall not have occurred on or before the Outside Termination Date;

provided, however, that no Party will have the right to terminate this Agreement pursuant to subsection (b), (c), (d), or (e) above if (i) such Party is at such time in material breach of any provision of this Agreement or (ii) the other Party is not in material breach and has filed (and is then actively pursuing) an action before a Governmental Authority in good faith seeking specific performance under this Agreement as permitted by Section 13.16.

12.2                        Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1 hereof, then, except for the provisions of Article 1, Section 4.2, Section 4.3, Section 11.10, Section 11.11, this Section 12.2, Section 12.3, Article XIII (other than Section 13.2(b), Section 13.2(c), Section 13.6, Section 13.7 and Section 13.16) and such of the defined terms in Appendix I necessary to give context to the surviving provisions, this Agreement will forthwith become void and the Parties will have no liability or obligation hereunder.

12.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return or destroy all Confidential Information, in each case, in accordance with the Confidentiality Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1                        Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

13.2                        Expenses and Taxes.

(a)                            Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement will be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)                            All transfer, documentary, sales, use, value-added, stamp, excise, registration and similar Taxes and filing and recording fees (including any penalties and interest) incurred in connection with the transfer of the Assets pursuant to this Agreement (collectively, “Transfer

Taxes”) shall be borne and paid by Buyer when due; provided, however, that Transfer Taxes shall not include real or personal property ad valorem taxes.  Notwithstanding the above, Seller shall not collect any such Transfer Taxes for which Buyer furnishes to Seller an applicable and properly completed exemption certificate, resale certificate, direct payment permit certificate or for which Buyer may claim an available exemption from Tax provided that Buyer provides Seller with the documentation required by applicable Law to substantiate such available exemption.  Buyer shall be responsible for any Transfer Tax if any such exemption certificate, resale certificate, direct payment permit certificate, or other exemption documentation is later held by any proper Governmental Authority to be invalid.  Notwithstanding the expiration of any applicable statutes of limitation, Buyer’s liability, if any, with respect to Transfer Taxes shall remain open as long as Seller’s liability, if any, with respect to the collection and remittance of the same remains open.  Each Party shall timely file any Tax Return or other document with respect to Transfer Taxes or fees (and the other Party shall provide reasonable cooperation with respect thereto as necessary) as is required by applicable Law.

(c)                             Any real property, personal property and ad valorem Taxes imposed on or with respect to the Assets or any portion thereof for any taxable period that includes, but does not end on, the Closing Date shall be prorated and adjusted between Seller, on the one hand, and Buyer, on the other hand, as of the end of the Closing Date on a per diem basis.  Any Taxes based upon or measured by sales, activities or events imposed on or with respect to the Assets shall be allocated between Seller and Buyer based on an interim closing of the books as of the close of business on the Closing Date. Each Party agrees to cooperate with the other Party in paying or reimbursing obligations for real property, personal property and ad valorem Taxes in accordance with this Section 13.2(c).

13.3                        Assignment.  This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion.  Any purported assignment in violation of this Section 13.3 shall be null and void.  No assignment by any Party of this Agreement will relieve such Party of any of its obligations and responsibilities hereunder.

13.4                        Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption will arise based on the identity of the draftsman of this Agreement.

13.5                        Notices.  All notices and communications required or permitted to be given hereunder will be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid, or by electronic mail (without notice of failed delivery) addressed to the appropriate Person at the address for such Person shown below:

If to Seller:

Archrock Services, L.P.
9807 Katy Freeway, Suite 100
Houston, Texas 77024
Attention:	Stephanie C. Hildebrandt
E-mail:	stephanie.hildebrandt@archrock.com

with a copy (which shall not constitute notice) to:

legalreview@archrock.com

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Ryan J. Maierson
Nick S. Dhesi
E-mail:	ryan.maierson@lw.com
nick.dhesi@lw.com

If to Buyer:

Harvest Four Corners, LLC
c/o Harvest Midstream Company
1111 Travis Street
Houston, Texas 77002
Attention:	Sean Kolassa
E-mail:	skolassa@harvestmidstream.com

with a copy (which shall not constitute notice) to each of:

JDH Capital Company
P.O. Box 61229
Houston, Texas 77208-1229
Attention:	Ryan Connelly
E-mail:	rconnelly@hilcorp.com

Kirkland & Ellis LLP
609 Main Street
45th Floor
Houston, Texas 77002
Attention:	William W. Bos, P.C.
Jhett R. Nelson
E-mail:	william.bos@kirkland.com
jhett.nelson@kirkland.com

Any notice given in accordance herewith will be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmittal confirmation is received when sent by electronic communication during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.  The Parties may change the address and electronic mail to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.5.

13.6                        Further Cooperation.  After the Closing, Buyer and Seller will execute and deliver, or will cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and will take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

13.7                        Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, each Party will cooperate and use commercially reasonable efforts to (a) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer, (b) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, and (c) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder that have not been obtained prior to Closing; provided that neither Party will be required to incur any Liability to pay any money (other than such Party’s own nominal, customary, out-of-pocket expenses such as such Party’s travel expenses) in order to be in compliance with the foregoing subsection (c).  Each Party obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval.

13.8                        Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL, OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT WILL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS WILL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.

13.9                        Successors and Permitted Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

13.10                 Parties in Interest.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but no Party will have any obligation to do so).

13.11                 Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

13.12                 Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement will operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of the Parties under this Agreement will be cumulative, and the exercise or partial exercise of any such right will not preclude the exercise of any other right.

13.13                 Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURTS LOCATED IN WILMINGTON, DELAWARE, OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATE OF OR OTHER DELAWARE STATE COURT LOCATED IN WILMINGTON, DELAWARE, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE MAY BE HEARD AND DETERMINED BY SUCH COURT.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

13.14                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will use their reasonable efforts to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.15                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts will constitute for all purposes one agreement.  Any signature to this Agreement delivered by a Party by facsimile transmission or other electronic transmission will be deemed an original signature of this Agreement.

13.16                 Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the need to post a bond or other surety; provided, however, that from and after Closing, this Section 13.16 shall not apply to covenants or agreements herein that by their terms are to be performed prior to or at Closing.

13.17                 Non-Recourse.  This Agreement may only be enforced against, and any proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No Related Person of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any Liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 13.17 shall limit any liability of the Parties for breaches of the terms and conditions of this Agreement.

13.18                 Business Days.  In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day, with the same force and effect as if made on such other day.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

ARCHROCK SERVICES, L.P.

By:	/s/ D. Bradley Childers
Name: D. Bradley Childers
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Buyer:

HARVEST FOUR CORNERS, LLC

By:	/s/ Sean P. Kolassa
Name: Sean P. Kolassa
Title: President

[Signature Page to Asset Purchase Agreement]

APPENDIX I
Definitions

“Accounting Arbitrator” means Grant Thornton LLP or if Grant Thornton LLP is unable or unwilling to serve as arbitrator, a nationally recognized accounting firm not materially affiliated with Buyer or Seller as agreed upon by the Parties.

“Accrued PTO” has the meaning set forth in Section 5.14(a).

“Acquired Permits” has the meaning set forth in Section 2.1(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.2.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble, as the same may be amended in writing from time to time.

“Allocation Statement” has the meaning set forth in Section 3.5.

“Asset Taxes” means all ad valorem, property, unclaimed property, gross receipts, sales, use and similar Taxes and assessments based upon the acquisition, operation or ownership of the Assets, but excluding, for the avoidance of doubt, income, franchise, capital gain and similar Taxes, and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.1.

“Assignment” means the Assignment and Bill of Sale from Seller to Buyer pertaining to the Assets, substantially in the form attached as Exhibit B.

“Assumed Obligations” has the meaning set forth in Section 11.1.

“Business Day” means any day other than Saturday or Sunday or such other day on which banking institutions in Texas are authorized or required by Law to close.

“Business Employee” means an employee of Seller or of its Affiliates whose name and job description are set forth on Schedule 5.14(a), as updated pursuant to Section 7.9.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Claim Notice” has the meaning set forth in Section 11.6(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compression Units” has the meaning set forth in Section 2.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Harvest Midstream Company, dated November 6, 2018.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Consent” has the meaning set forth in Section 5.9.

“Contract” means any written or oral contract or agreement, including any license agreement, purchase order, binding bid, commitment, letter of credit, facilities or equipment leases, compression leases and other similar contracts or agreements.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily and reasonably obtained after the assignment of properties similar to the Assets.

“Debt Instrument” means an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, note or bond, letters of credit or similar Contract.

“Disclosure Schedule” has the meaning set forth in the recital of Article V.

“Disclosure Schedule Supplement” has the meaning set forth in Section 7.14.

“Effective Time” means 12:01 a.m. Houston, Texas time on the Closing Date.

“Efforts” has the meaning set forth in Section 7.14.

“Elite Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 23, 2019, by and among Archrock Services, L.P., Archrock, Inc. and Elite Compression Services, LLC.

“Emergency” means a sudden or unexpected event that causes, or poses an imminent and substantial risk of causing, (a) substantial damage to all or any portion of the Assets or the property of any third party, (b) imminent death or injury to any Person or (c) imminent or substantial risk of damage to natural resources (including wildlife) or the environment.

“Employee Benefit Plans” means (a) each employee pension benefit plan, as defined in Section 3(2) of ERISA, including each multiemployer plan as defined in Section 3(37) of ERISA, (b) each employee welfare benefit plan, as defined in Section 3(1) of ERISA, (c) each “employee benefit plan” (as defined in Section 3(3) of ERISA), and (d) each other material employee benefit or compensation plan, program or arrangement, including any severance, employment, consulting, pension, profit sharing, deferred compensation, incentive compensation, compensatory equity or equity-linked, bonus, retirement, supplemental retirement, post-retirement, savings, excess benefit, supplemental unemployment, paid time off, perquisite, tuition reimbursement, outplacement, vacation, sabbatical, sick leave, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, flexible benefit, employee assistance, welfare benefit, fringe benefit or other similar compensation or benefit plan, program, agreement or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to, by Seller or any of its Affiliates for the benefit of any Business Employee (or any dependent or beneficiary thereof).

“Employee Sessions” has the meaning set forth in Section 7.9(g).

“Employment Matters” has the meaning set forth in Section 7.9(g).

“Encumber” means to cause any Encumbrance to exist.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge, defect or similar encumbrance.

“Environmental Laws” means (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent relating to exposure to Hazardous Materials); and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended and in effect on or prior to the Closing Date, and all similar Laws or statutes as of or prior to the Closing Date of any Governmental Authority having jurisdiction over the Assets and addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing; (b) all applicable federal, state, and local Laws in effect as of or prior to the Closing Date, including common law, relating to the protection of the public health, welfare, and the environment, including those Laws relating to the storage, handling, and use of chemicals and other Hazardous Materials and those relating to the generation, processing, treatment, storage, transportation, disposal, or other management thereof; and (c) any order, writ, injunction or decree of any Governmental Authority related to the foregoing.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by any gas compression equipment owners, lessors, servicers or operators, or recommended by a Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at the relevant time was) required to be treated as a single employer with Seller under Section 414 of the Code.

“Excluded Assets” means:

(a)                            all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally (including, to the extent assimilated with other financial information of Seller, financial information relating to the ownership and operation of the Assets);

(b)                            all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)                             any and all offsets, refunds, credits, and loss or credit carry forwards for or with respect to or relating to Taxes and other governmental charges of whatever nature and all rights, claims, causes of action and interests with respect to any of the foregoing;

(d)                            all rights, claims, causes of action and interests of Seller (i) that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) and not relating to any Assumed Obligations or the condition of the Assets; (ii) under any policy or agreement of insurance (including insurance proceeds, deductibles, co-payments or self-insured requirements), or under any bond, or to any insurance proceeds; (iii) against Third Parties, except to the extent relating to any Assumed Obligations or the condition of any Asset; or (iv) to the extent relating to any asset other than the Assets or any Liability other than the Assumed Obligations, including any such items arising under insurance policies (including insurance proceeds, deductibles, co-payments or self-insured requirements) and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any asset other than the Assets or any Liability other than the Assumed Obligations;

(e)                             all audit rights arising under any of the Contracts under which any W/I Rights arise or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(f)                              documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement, and (vi) any confidential information memoranda and/or projections prepared and submitted to other prospective purchasers of the Assets;

(g)                             all offices of Seller (including any owned or leased real property relating thereto) and personal computers and other personal property therein;

(h)                            all assets of or related to any Employee Benefit Plan or any similar plan (without regard to whether it benefits Business Employees) maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates;

(i)                                all Contracts of Seller (other than with respect to any W/I Claim under any of the Contracts under which any W/I Rights arise), in each case including all revenues thereunder or attributable thereto;

(j)                                    all cash and cash equivalents of Seller;

(k)                            all of Seller’s Intellectual Property, including the Seller Marks;

(l)                                except for the Permits described in Section 2.1(b), Seller’s Permits necessary for the conduct of Seller’s business generally;

(m)                        all real property and any interest in any real property; and

(n)                            any Intellectual Property that is the subject of any Retained Litigation.

“Excluded Employee Liabilities” means (i) all Liabilities  relating to any current or former employee, candidate for employment, or independent contractor of Seller or its Affiliates (including any Business Employee), or any dependent or beneficiary thereof, who does not become a Transferred Employee, (ii) all Liabilities arising on or prior to the Closing Date or related to a period on or prior to the Closing Date relating to any Transferred Employee, or any dependent or beneficiary thereof, and (iii) the sponsorship of and all Liabilities at any time arising under, pursuant to or in connection with any Employee Benefit Plan and any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any Liability, including:

(a)                            any Liability arising at any time under or in connection with any Employee Benefit Plan,

(b)                            any Liability that constitutes a Pre-Closing COBRA Liability or a Pre-Closing WARN Act Liability,

(c)                             any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by Seller or any of its Affiliates of any current or former employee,

(d)                            any Liability for wages, remuneration, compensation, benefits, severance or other accrued obligations, and

(e)                             any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to employees.

“Execution Date” has the meaning set forth in the preamble.

“Fundamental Representations” means (a) with respect to Seller those representations and warranties of Seller set forth in Section 5.1, Section 5.2, Section 5.4 and Section 5.5, and (b) with respect to Buyer those representations and warranties of Buyer set forth in Section 6.1, Section 6.2, Section 6.4 and Section 6.5.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, any arbitrator (public or private) and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Materials” means any substance, material, waste or radiation including any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or may form the basis of Liability under, any Environmental Laws, including NORM; (b) hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Insurance Policies” has the meaning set forth in Section 5.18.

“Intellectual Property” means all United States and foreign (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures, including all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators, and all contractual rights to the foregoing; (f) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.

“Inventory” has the meaning set forth in Section 2.1(e).

“Inventory Amount” has the meaning set forth in Section 3.3(a).

“Inventory Audit” has the meaning set forth in Section 3.3(a).

“Knowledge” means (a) with respect to Seller the actual knowledge (without investigation or inquiry) of D. Bradley Childers or Douglas S. Aron, and (b) with respect to Buyer the actual knowledge (without investigation or inquiry) of Sean Kolassa or Joe Weaver.

“Law” means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable attorney’s fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, death and property damage.

“Limitation of Liability Exclusions” has the meaning given such term in Section 11.4(a).

“Material Adverse Effect” means any change, event, occurrence, condition or fact (for the purposes of this definition, each, an “event”) that has, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the ability of Seller to consummate the Sale and the other transactions contemplated hereby, or (b) a material adverse effect on the Assets; provided, however, that “Material Adverse Effect” will not include any event constituting or resulting from any one or more of the following:  (i) the announcement of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement; (ii) any change in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide, or securities or financial markets in general; (iii) any change that affects the compression services industry as a whole; (iv) any change arising in connection with natural disasters or acts of nature, civil unrest, any disease or hostilities, terrorist activities or war or a material worsening of any of the foregoing existing or underway as of the Execution Date; (v) the breach by Buyer or any Buyer Representative of the provisions of Section 7.9(b); or (vi) any change in Laws or accounting rules and any interpretations thereof from and after the Execution Date.  In the event of any casualty loss, any repairs or replacements made prior to the Closing shall be taken into account in assessing whether a Material Adverse Effect has occurred after the Execution Date.

“Missing Inventory” has the meaning set forth in Section 3.3(a).

“NORM” means naturally occurring radioactive material.

“Outside Termination Date” means 11:59 p.m., Central Time, on August 31, 2019, unless one or more consents, approvals, clearances or waiting period expirations or terminations from

Governmental Authorities (including under the HSR Act) necessary for the consummation of the transactions contemplated hereby or by the Elite Purchase Agreement, other than any Customary Post-Closing Consents, has not been received on or before such time, in which case the Outside Termination Date may be extended on one or more occasions to a date not later than the date that is 90 days after the Outside Termination Date at the option of either Buyer or Seller by providing written notice to the other Party at or before 11:59 p.m. Houston, Texas time on the Outside Termination Date.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permit” means any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise or other authorization granted or issued by any Governmental Authority.

“Permitted Encumbrances” means (a) Customary Post-Closing Consents; (b) Encumbrances for Taxes, assessments or other governmental charges or levies (i) that are not yet delinquent, or (ii) that are being contested in good faith by appropriate proceedings and are disclosed on Schedule 5.10; (c) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Encumbrances imposed by Law (in each case) for charges or amounts not yet due or payable (including any amount being withheld as provided by Law); (d) all applicable Laws and all rights reserved to or vested in any Governmental Authority to control or regulate any Assets in any manner; and (e) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pre-Closing COBRA Liability” means any Liability arising under COBRA in respect of any Business Employee (or any beneficiary or dependent thereof) or any other current or former employee (or any beneficiary or dependent thereof) of Seller or any of its ERISA Affiliates and the responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary,” as that term is defined in Treasury Regulation Section 54.4980B-9.

“Pre-Closing WARN Act Liability” means any Liability of Seller or its Affiliates arising under the WARN Act with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring on or prior to the Closing Date with respect to any Business Employee or any other current or former employee of Seller or any of its ERISA Affiliates, in any case, who does not become a Transferred Employee.

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(g).

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, financing sources, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into, on, under or through the environment.

“Retained Claims” has the meaning set forth in Section 7.17(c).

“Retained Liabilities” means any obligations, Liabilities and commitments, known or unknown, to the extent arising from, based upon or related to the use, ownership or operation of the Assets or of Seller or its Affiliates not specifically identified as Assumed Obligations, including:

(a)                            all obligations, Liabilities and commitments, known or unknown, to the extent arising from, based upon or related to the use, ownership or operation of the Assets and attributable to the period of time prior to the Effective Time;

(b)                            Retained Litigation;

(c)                             all (i) any Taxes related to the Assets for any period (or portion thereof) ending on or prior to the Closing Date and (ii) Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period;

(d)                            the Excluded Employee Liabilities;

(e)                             all obligations, Liabilities and commitments, known or unknown, to the extent arising from, based upon or related to the use, ownership or operation of the Excluded Assets;

(f)                              those Liabilities specifically allocated to Seller pursuant to Section 7.9 with respect to Business Employees (or any dependent or beneficiary of any Business Employee); and

(g)                             all obligations, Liabilities and commitments, known or unknown, arising under or relating to Environmental Law or relating to Hazardous Materials relating to the Seller or the use, ownership or operation of the Assets, except to the extent arising out of underlying facts, events or conditions first caused by the operation of the Assets by Buyer after the Effective Time.

“Retained Litigation” means the claims, rights, actions, suits and proceedings, if any, set forth on Schedule 5.6(a) or Schedule 5.6(b).

“Sale” has the meaning set forth in the Recitals.

“Scheduled Value” means, with respect to any Inventory set forth on Exhibit A-3, the value set forth for such Inventory on Exhibit A-3.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Marks” means any logo, trademark or trade name belonging to Seller or its Affiliates.

“Subject Employee” has the meaning set forth in Section 7.4.

“Tax Consideration” has the meaning set forth in Section 3.5.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other similar assessments in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, fuel, excess profits, premium, windfall profit, unclaimed property, deficiency and estimated taxes, including any and all interest, penalties (including penalties that arise from Seller’s failure to timely or accurately file Tax Returns), fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto or in lieu thereof, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law (including by reason of being a member of a consolidated, combined or unitary group) or by Contract.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.6(b).

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement; provided that, for the avoidance of doubt, the term “Transaction Documents” shall not include this Agreement.

“Transfer Taxes” has the meaning set forth in Section 13.2(b).

“Transferred Employees” has the meaning set forth in Section 7.9(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations will include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed or final Treasury Regulations.

“Vehicle Equipment” has the meaning set forth in Section 2.1(d).

“Vehicles” has the meaning set forth in Section 2.1(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“W/I Claim” means the ability of Seller to enforce its rights with respect to the applicable warranty, indemnity or similar right under any Contract under which a W/I Right arises to the extent relating to any Asset.

“W/I Rights” has the meaning set forth in Section 2.1(c).

Exhibit A-1

Compression Units

Active Units

	Unit Number	OEM HP	Engine Make & Model	Compressor Make & Model	Cylinder Bore	Number of Stages
1	11881	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.375-15.375-13.625-8.375]	3
2	311101	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.25-15.25-9.75-6]	3
3	70890	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.375-9.625-20.125-20.125]	3
4	71420	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.75-15.75-6.375-11.5]	3
5	71621	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.75-15.75-11.5-6.375]	3
6	72257	1,085	CATERPILLAR-G3516TALE	ARIEL-JGE4	[9.75-6.375-15.75-15.75]	3
7	72484	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.75-15.75-9.75-6.375]	3
8	72486	515	CATERPILLAR-G3508TALE	ARIEL-JGH2	[9.25-5.125-13.5]	3
9	72530	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	15.75-15.75-9.75-6.75]	3
10	73975	945	CATERPILLAR-G3512TALE	ARIEL-JGJ4	[19-19-11.5-11.5]	2
11	73978	881	CATERPILLAR-G3512TALE	ARIEL-JGJ4	[15.25-15.25-13-8.25]	3
12	74143	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[22-22-15.375-8.375]	3
13	75994	1,265	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.75-15.75-6.375-9.75]	3
14	76321	896	WAUKESHA-L7042GL	D-R WORTHINGTON-OF5HU4	[16.5-16.5-10-6]	3
15	76483	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	2
16	76490	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
17	76632	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[13.625-13.625-6.25-9.625]	3
18	76750	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
19	76769	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.625-9.625]	2
20	76770	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.625-9.625]	2
21	76771	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.625-9.625]	2
22	76780	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[13.625-13.625-6.25-9.625]	3
23	76787	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.625-9.625]	2

Active Units (cont.)

	Unit Number	OEM HP	Engine Make & Model	Compressor Make & Model	Cylinder Bore	Number of Stages
24	76788	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.625-9.875]	2
25	76798	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
26	76819	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.875-9.875]	2
27	76820	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.875-9.875]	2
28	76831	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-12.5-12.5]	2
29	76934	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[8.375-6.25-8.375-6.25]	2
30	76940	1,478	WAUKESHA-L7042GL	ARIEL-JGE4	[13.625-13.625-12.5-12.5]	2
31	77049	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
32	77051	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
33	77052	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
34	77067	1,445	WAUKESHA-L5794LT	ARIEL-JGK4	[15.875-12-12-15.875]	3
35	77083	530	WAUKESHA-H24GL	ARIEL-JGJ4	[6.375-4.25-9.75-9.75]	3
36	77583	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
37	804332	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
38	804333	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
39	804334	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
40	804336	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
41	804342	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[11-11-5.875-5.875]	2
42	804347	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[5.875-5.875-11-11]	2
43	804367	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1
44	804368	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
45	804373	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[11-11-7.875-7.875]	2
46	804374	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[11-11-15.875-15.875]	2
47	804389	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
48	804499	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[7.875-7.875-7.875-7.875]	1
49	804503	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[5.875-11-5.875-11]	2

Active Units (cont.)

	Unit Number	OEM HP	Engine Make & Model	Compressor Make & Model	Cylinder Bore	Number of Stages
50	804504	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[5.875-11-5.875-11]	2
51	806632	1,478	WAUKESHA-L7042GL	ARIEL-JGK4	[15.875-15.875-15.875-15.875]	1

Idle Units

	Unit Number	OEM HP	Engine Make & Model	Compressor Make & Model	Cylinder Bore	Number of Stages
52	72258	1,179	CATERPILLAR-G3516TALE	ARIEL-JGE4	[15.75-15.75-9.75-6.375]	3
53	77582	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
54	804498	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[9.625-9.625-9.625-9.625]	1
55	804501	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[11-11-5.875-5.875]	2
56	76789	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[12.5-12.5-9.875-9.875]	2
57	76616	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[8.375-8.375-6.25-6.25]	2
58	76540	1,271	WAUKESHA-L7042GL	ARIEL-JGK4	[13.625-13.625-9.625-6.25]	3
59	77572	1,315	WAUKESHA-L5794LT	ARIEL-JGT4	[22-22-20.125-14.125]	3

Exhibit A-2

Vehicles and Vehicle Equipment

Odometer Reading	VIN	Model Year	Make Name	Model Name	Fuel Type
178,372	1GC2KVCGXBZ283451	2011	Chevrolet	Silverado 2500 HD	Gas
181,537	1GC2KVCG8CZ194429	2012	Chevrolet	Silverado 2500 HD	Gas
186,570	1FD8X3B68CEC01777	2012	Ford	F350	Gas
173,713	1FD8X3B68DEB00269	2013	Ford	F350	Gas
171,305	1FT7X2B66CEC35839	2012	Ford	F250	Gas
169,345	1FT7W2B64DEA93740	2013	Ford	F250	Gas
167,827	1GC2KVCG9DZ341780	2013	Chevrolet	Silverado 2500 HD	Gas
189,305	1FD8X3H69BEA70803	2011	Ford	F350	Gas
127,245	1FT7X2B67CEB97263	2012	Ford	F250	Gas
144,033	1FD8X3B65CEC35840	2012	Ford	F350	Gas

Exhibit A-3

Inventory

[Intentionally Omitted.]

Exhibit B

Form of Assignment and Bill of Sale

ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (this “Assignment”), dated as of [•], 2019, is made and entered into between Archrock Services, L.P., a Delaware limited partnership (“Seller”) and Harvest Four Corners, LLC, a Delaware limited liability Company (“Buyer”). Each of Buyer and Seller is referred to in this Assignment individually as a “Party”, and collectively as the “Parties”. Capitalized terms used in this Assignment but not otherwise defined in this Assignment shall have the respective meanings given to such terms in that certain Asset Purchase Agreement dated June 23, 2019 by and between Seller and Buyer (the “APA”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to Buyer, free and clear of all Encumbrances, except for Permitted Encumbrances, all of Seller’s right, title and interest in and to the following interests and properties, excluding the Excluded Assets (such interests and properties described below, other than the Excluded Assets, collectively, the “Assets”):

(a) the Compression Units set forth on Exhibit A;

(b) the Acquired Permits;

(c) the W/I Rights;

(d) the Vehicles set forth on Exhibit B;

(e) the Vehicle Equipment, including the Vehicle Equipment set forth on Exhibit B;

(f) the Inventory set forth on Exhibit C;

(g) all claims and causes of action to the extent (and only to the extent) attributable to the Assets, but only to the extent assignable and primarily relating to the Assumed Obligations; and

(h) the Records.

TO HAVE AND TO HOLD the Assets unto Assignee and its successors and assigns forever, in each case, subject to the terms, covenants, conditions and provisions of the APA.

Notwithstanding the foregoing, the Assets shall not include and there is EXCEPTED, RESERVED, AND EXCLUDED from the transactions contemplated hereby, unto Seller and its successors and assigns, all of Seller’s rights, claims, causes of action or interests in and to the Excluded Assets.

Except as specifically set forth in the APA or in this Assignment, Buyer acknowledges that the Assets are being sold AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTABILITY.

Seller, in its name and in the name of its successors and assigns, hereby represents that it has the power and authority to sell or otherwise transfer the Assets in the manner provided in this Assignment and the APA.

Seller, for itself and its successors and assigns, hereby covenants and agrees that, at any time and from time to time on Buyer’s written request, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Assets sold, conveyed and transferred by this Assignment and in accordance with the APA.

Seller and Buyer agree and acknowledge that this Assignment is subject to the APA in all respects.  In the event of any conflict between this Assignment and the APA, the APA shall govern.

This Assignment is governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

All exhibits attached hereto are hereby made a part hereof and are incorporated by this reference.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

IN WITNESS WHEREOF, each party hereto has caused this Assignment to be executed and delivered by their respective duly authorized representatives this    day of            , 2019.

Seller: Archrock Services, L.P.

By:
Name:
Title:

Buyer: Harvest Four Corners, LLC

By:
Name:
Title: